Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION, CONTACT:
February 27, 2018	David D. Brown
(276) 326-9000

First Community Bancshares, Inc. Announces Special Cash Dividend

Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.firstcommunitybank.com) (the “Company”) announced today that the Board of Directors declared a special cash dividend to common shareholders of forty-eight cents ($0.48) per common share.

The Company’s capital management plan and philosophy require the maintenance of a strong capital base from which to grow and serve its customers. As part of the capital plan, the Company intends to return current earnings not needed to fund growth in core operations or other uses back to shareholders through regular cash dividends and stock repurchases. To the extent current earnings exceed those capital uses, the Company may declare special dividends from time to time.

The Company earned approximately $21.49 million in 2017, from which it paid regular dividends of approximately $11.90 million and repurchased treasury shares for approximately $1.26 million. The Board of Directors determined that the Company will have sufficient surplus capital to support all anticipated growth opportunities or other needs after payment of the special dividend totaling approximately $8.14 million.

This special cash dividend based on 2017 results is payable on March 23, 2018, to shareholders of record March 9, 2018, and may not be indicative of special cash dividend activity in the future.

About First Community Bancshares, Inc.

First Community Bancshares, Inc., a financial holding company headquartered in Bluefield, Virginia, provides banking products and services through its wholly owned subsidiary First Community Bank. First Community Bank operated 44 branch banking locations in Virginia, West Virginia, North Carolina, and Tennessee as of December 31, 2017. First Community Bank provides insurance services through First Community Insurance Services and offers wealth management and investment advice through its Trust Division and First Community Wealth Management, which collectively managed $957 million in combined assets as of December 31, 2017. The Company reported consolidated assets of $2.39 billion as of December 31, 2017. The Company’s common stock is listed on the NASDAQ Global Select Market under the trading symbol, “FCBC”. Additional investor information is available on the Company’s website at www.firstcommunitybank.com.

This news release may include forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports including, but not limited to, the Annual Report on Form 10-K for the most recent fiscal year end. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.